                  SECOND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       FEDERATED DEPARTMENT STORES, INC.


         FIRST. The name of the corporation is Federated Department Stores, Inc. (the "Company").

         SECOND. The address of the Company's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Company's registered agent at such address is The Corporation Trust Company.

         THIRD. The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH. Section 1. AUTHORIZED CAPITAL STOCK. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 625,000,000 shares, consisting of 500,000,000 shares of Common Stock, par value $0.01 per share, and 125,000,000 shares of Preferred Stock, par value $0.01 per share.

         Section 2. PREFERRED STOCK. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the "Board") is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

                 (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

                 (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

                 (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

                 (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;
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                 (e)      the rights of such series upon the voluntary or
         involuntary dissolution of, or upon any distribution of the assets of, the Company;

                 (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

                 (g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

                 (h) the provisions, if any, of a sinking fund applicable to such series; and

                 (i) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

         Section 3. COMMON STOCK. Except as may otherwise be provided in a Preferred Stock Designation, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

         FIFTH. The Board may make, amend, and repeal the By-Laws of the Company. Any By-Law made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such By-Law so made or amended) or by the stockholders in the manner provided in the By-Laws of the Company. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, By-Laws 1, 3(a), 8, 10, 11, 12, 13, and 38 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class; PROVIDED, HOWEVER, that if any such proposed amendment or repeal or adoption of an inconsistent provision is approved by the affirmative vote of the holders of a majority, but less than 80%, of the Voting Stock, voting together as a single class, such proposed amendment, repeal, or adoption of an inconsistent provision will become effective 12 months after such approval. The Company may in its By-Laws confer powers upon the Board in addition to the foregoing and in addition to the powers





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and authorities expressly conferred upon the Board by applicable law.  For the purposes of this Certificate of Incorporation, "Voting Stock" means stock of the Company of any class or series entitled to vote generally in the election of Directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provisions inconsistent with, this Article Fifth.

         SIXTH. Subject to the rights of the holders of any series of Preferred Stock:

                 (a) any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and

                 (b) special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board (the "Chairman"), (ii) the Secretary of the Company (the "Secretary") within 10 calendar days after receipt of the written request of a majority of the total number of Directors that the Company would have if there were no vacancies (the "Whole Board"), and (iii) as provided in By-Law 3.

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the By-Laws of the Company. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article Sixth; PROVIDED, HOWEVER, that if any proposed amendment or repeal of, or adoption of provision inconsistent with, clause (b) of the first sentence of this Article Sixth is approved by the affirmative vote of the holders of a majority, but less than 80%, of the Voting Stock, voting together as a single class, such proposed amendment, repeal, or adoption of an inconsistent provision will become effective 12 months after such approval.

         SEVENTH. Section 1. NUMBER, ELECTION, AND TERMS OF DIRECTORS. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will not be less than three nor more than 16 and will be fixed from time to time in the manner described in the By-Laws of the Company. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as





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nearly equal in number as possible, designated Class I, Class II, and Class
III. At any meeting of stockholders at which Directors are to be elected, the number of Directors elected may not exceed the greatest number of Directors then in office in any class of Directors. The Directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 1995; the Directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 1996; and the Directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 1997, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Company, the successors of the class of Directors whose terms expire at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected.

         Section 2. NOMINATION OF DIRECTOR CANDIDATES. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the By-Laws of the Company.

         Section 3. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

         Section 4. REMOVAL. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the





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stockholders only for cause and only in the manner provided in this Section 4.
At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, may remove such Director or Directors for cause.

         Section 5. AMENDMENT, REPEAL, ETC. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article Seventh; PROVIDED, HOWEVER, that if any such proposed amendment or repeal or adoption of an inconsistent provision is approved by the affirmative vote of the holders of a majority, but less than 80%, of the Voting Stock, voting together as a single class, such proposed amendment, repeal, or adoption of an inconsistent provision will become effective 12 months after such approval.

         EIGHTH. Section 1. BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the Company will not engage in any Business Combination with any Interested Stockholder for a period of three years following the date that such stockholder became an Interested Stockholder, unless (a) prior to such date the Board approved the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the Voting Stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares Owned by (i) Persons who are Directors and also officers of the Company and (ii) employee stock plans maintained by the Company or any direct or indirect majority-owned subsidiary of the Company in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the Voting Stock which is not Owned by the Interested Stockholder.

         Section 2. EXCEPTIONS. The restrictions contained in Section 1 of this Article Eighth will not apply if:

                 (a) a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests sufficient shares so that such stockholder ceases to be an Interested Stockholder and
         (ii) would not, at any time within the three-year period immediately prior to a Business





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         Combination between the Company and such stockholder, have been an
         Interested Stockholder but for the inadvertent acquisition; or

                 (b) the Business Combination is proposed prior to the consummation or abandonment and subsequent to the earlier of the public announcement or the notice required under this paragraph (b) of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph (b); (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were Directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence of this paragraph (b) are limited to (x) a merger or consolidation of the Company (except for a merger in respect of which, pursuant to Section 251(f) of the Delaware General Corporation Law as in effect on the effective date of the plan of reorganization of R. H. Macy & Co., Inc. and certain of its subsidiaries as confirmed by the United States Bankruptcy Court for the Southern District of New York in Case Nos. 92 B 40477 (BRL) (the "Macy's Plan of Reorganization") (the "DGCL"), no vote of the stockholders of the Company is or would have been required), (y) a sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly owned subsidiary of the Company or to the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company, or (z) a proposed tender or exchange offer for 50% or more of the outstanding Voting Stock. The Company will give at least 20 calendar days notice to all Interested Stockholders prior to the consummation of any of the transactions described in clauses (x) or
         (y) of the second sentence of this paragraph (b).

         Section 3. CERTAIN DEFINITIONS.  For purposes of this Article Eighth:

                 (a) "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled By, or is Under Common Control With another Person.





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                 (b)      "Associate," when used to indicate a relationship
         with any Person, means (i) any corporation or organization of which such Person is a Director, officer, or partner or is, directly or indirectly, the Owner of 20% or more of any class of Voting Stock,
         (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

                 (c)      "Business Combination" means:

                            (i) any merger or consolidation of the Company or any direct or indirect majority-owned subsidiary of the Company with (A) the Interested Stockholder or (B) with any other corporation if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 1 of this Article Eighth is not applicable to the surviving corporation;

                           (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Company, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company;

                          (iii) any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any stock of the Company or of such subsidiary to the Interested Stockholder, except (A) pursuant to the exercise, exchange, or conversion of securities exercisable for, exchangeable for, or convertible into stock of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such, (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange, or conversion of securities exercisable for, exchangeable for, or convertible into stock of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Company subsequent to the time the Interested Stockholder became such, (C) pursuant to an exchange offer by the Company to purchase stock made on the same terms to all holders of such stock, or (D) any issuance or transfer of stock by the Company;





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
                 PROVIDED, HOWEVER, that in no case under subclauses (B), (C), or (D) of this clause (iii) will there be an increase in the Interested Stockholder's proportionate share of the stock of any class or series of the Company or of the Voting Stock;

                           (iv) any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Company or of any such subsidiary which is Owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or

                            (v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Company), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in clauses (i)-(iv) of this paragraph (c)) provided by or through the Company or any direct of indirect majority-owned subsidiary of the Company.

                 (d) "Control," including the terms "Controlling," "Controlled By," and "Under Common Control With," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract, or otherwise. A Person who is the Owner of 20% of more of a corporation's outstanding stock entitled to vote generally in the election of directors will be presumed to have Control of such corporation, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of Control will not apply where such Person holds such voting stock, in good faith and not for the purpose of circumventing this Article Eighth, as an agent, bank, broker, nominee, custodian, or trustee for one or more Owners who do not individually or as a group have Control of such corporation.

                 (e) "Interested Stockholder" means any Person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) is the Owner of 15% or more of the Voting Stock or (ii) is an Affiliate or Associate of the Company and was the Owner of 15% or more of the outstanding Voting Stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such





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         Person; PROVIDED, HOWEVER, that the term Interested Stockholder will not include any Person whose Ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company unless and until such Person thereafter acquires additional shares of Voting Stock, except as a result of further corporate action not caused, directly or indirectly, by such Person; PROVIDED FURTHER, HOWEVER, that a Person will not be deemed to be an Interested Stockholder solely by reason of such Person, and the Affiliates and Associates of such Person, receiving, or having the right to receive, shares of Common Stock, or securities that are convertible into, or exercisable or exchangeable for, shares of Common Stock, pursuant to the Macy's Plan of Reorganization unless and until such time on or after the effective date of the Macy's Plan of Reorganization as (A) such Person or any Affiliate or Associate of such Person becomes the Owner of additional Voting Stock representing 1% or more of the outstanding Voting Stock otherwise than pursuant to the Macy's Plan of Reorganization or as a result of a stock dividend, stock split, or similar transaction effected by the Company in which all holders of each class or series of Voting Stock are treated equally with all other holders of such class or series of Voting Stock or (B) any Person which Owns Voting Stock representing 1% or more of the outstanding Voting Stock and was not an Affiliate or Associate of such Person as of the effective date of the Macy's Plan of Reorganization subsequently becomes an Affiliate or Associate of such Person. For the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock deemed to be outstanding will include stock deemed to be Owned by such Person through application of paragraph (f) of this Section 3 but will not include any other unissued stock of the Company that may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, options, or other rights.

                 (f) "Owner" including the terms "Own," "Owned," and "Ownership" when used with respect to any stock means a Person that individually or with or through any of its Affiliates or Associates:

                      (i) beneficially owns such stock, directly or indirectly; or

                      (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants, options, or other rights; PROVIDED, HOWEVER, that a Person will not be deemed the Owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such





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
                 tendered stock is accepted for purchase or exchange or (B) the right to vote such stock pursuant to any agreement, arrangement, or understanding; PROVIDED, HOWEVER, that a Person will not be deemed to be the Owner of any stock because of such Person's right to vote such stock if the agreement, arrangement, or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

                          (iii)   has any agreement, arrangement, or
                 understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in subclause (B) of clause (ii) of this paragraph
                 (f)), or disposing of such stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.

                 (g) "Person" means any individual, corporation, partnership, unincorporated association, or other entity.

         Section 4. POWERS OF THE BOARD. For purposes of this Article Eighth, a majority of the Whole Board will have the power to make all determinations pursuant to this Article Eighth, including with respect to (a) whether a Person is an Interested Stockholder, (b) the number of shares of Voting Stock owned by a Person, (c) whether a Person is an Affiliate or Associate of another Person, and (d) the aggregate fair market value of assets and stock of the Company.

         Section 5. INTERPRETATIONS. Each of the provisions of this Article Eighth which is also a part of Section 203 of the DGCL will be interpreted in a manner consistent with the judicial interpretations that have been, or may in the future be, rendered with respect to Section 203 of the DGCL.

         Section 6. AMENDMENT, REPEAL, ETC. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least a majority of the Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article Eighth. An amendment or repeal, or adoption of any provision inconsistent with, this Article Eighth adopted pursuant to this Section 6 shall not be effective until 12 months after the adoption of such amendment, repeal, or adoption of an inconsistent provision, and will not apply to any Business Combination between the Company and any Person who became an Interested Stockholder on or prior to such amendment, repeal, or adoption of an inconsistent provision.

         NINTH. To the full extent permitted by the Delaware General Corporation Law or any other applicable law currently or hereafter in effect, no Director of the Company will be





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
personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article Ninth will not adversely affect any right or protection of a Director of the Company existing prior to such repeal or modification.

         TENTH. Each person who is or was or had agreed to become a Director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as an employee or agent of the Company or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether for profit or not for profit (including the heirs, executors, administrators, or estate of such person), will be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law or any other applicable law as currently or hereafter in effect. Persons in respect of whom indemnity obligations were deemed to have been assumed by Federated Department Stores, Inc. (a predecessor to the Company) pursuant to Article V.E.3 of the plan of reorganization of Federated Department Stores, Inc., Allied Stores Corporation, and certain of their subsidiaries as confirmed by the United States Bankruptcy Court for the Southern District of Ohio, Western Division, in Consolidated Case No. 1-90-00130 (the "Federated Plan of Reorganization") and Section 365 of title 11 of the United States Code as in effect on the effective date of the Federated Plan of Reorganization (the "Bankruptcy Code") or in respect of whom indemnity obligations arose thereafter or may arise in the future by reason of such person's service as a director, officer, or employee of the Company, will be deemed to have served at the request of the predecessors of the Company to the extent that they served as directors, officers, or employees of Federated Stores, Inc. ("FSI") or any of its affiliates (as defined in Section 101(2) of the Bankruptcy Code) prior to the effective date of the Federated Plan of Reorganization; PROVIDED, HOWEVER, that the indemnity provided for in this Article Tenth will not apply to any person who continued to serve as a director of Ralphs Grocery Company ("Ralphs") as of or following the effective date of the Federated Plan of Reorganization notwithstanding the immediately preceding sentence of this Article Tenth to the extent that the action, suit, or proceeding in respect of which a claim for indemnification is made relates to or arises out of such person's service as a director, officer, or employee of Ralphs at any time after the effective date of the Federated Plan of Reorganization. The right of indemnification provided in this Article Tenth (a) will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation pursuant to the Agreement and Plan of Merger, dated as of August 16, 1994, by and between R. H. Macy & Co., Inc. and Federated Department Stores, Inc. (the "Merger Agreement") or any contract approved by a majority of the Whole Board (whether or not the Directors approving such contract are or are to be parties to such contract or similar contracts), and (b) will be applicable to matters otherwise within its scope (with each reference in the first sentence of this Article Tenth to the "Company" being deemed for purposes of this sentence to include all predecessors of the Company) whether or not such matters arose or arise before or after the adoption of this Article Tenth except to the extent that the obligation of the Company or its predecessors to provide such indemnification would otherwise have terminated as expressly provided in Article V.D.1 of the Macy's Plan of Reorganization or Article V.E.3 of the Federated Plan of Reorganization. Without limiting the generality or the effect of the foregoing, the Company may adopt By-Laws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article Tenth or the DGCL. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Tenth will not adversely affect any right or protection existing hereunder, or arising out of facts occurring, prior to such amendment, repeal, or adoption and no such amendment, repeal, or adoption, will affect the legality, validity, or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal, or adoption.

         ELEVENTH. The Company will not issue nonvoting capital stock to the extent prohibited by Section 1123 of the Bankruptcy Code; PROVIDED, HOWEVER, that this Article Eleventh (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such Section is in effect and applicable to the Company, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.





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